EXHIBIT 99.1

Camden Property Trust Announces Status of Investment in Rent.Com

    HOUSTON--(BUSINESS WIRE)--Dec. 22, 2004--Camden Property Trust (NYSE:CPT) announced today the status of its investment in Rent.com, an internet listing website in the apartment and rental housing industry.
    On December 16, 2004, eBay Inc. (Nasdaq:EBAY) announced an agreement to acquire privately held Rent.com for total consideration of approximately $415 million plus acquisition costs, net of Rent.com's cash on hand, payable in approximately $30 million of cash and the remainder in eBay common stock. eBay also announced that the acquisition is subject to regulatory approval and approval of Rent.com's stockholders, and is expected to close in the first quarter of 2005. If the closing occurs as and when planned, with no material change to the price of eBay stock, Camden expects its net income for the first quarter of 2005 to be positively impacted by approximately $18 million if Camden sells this stock. There is no assurance that the Rent.com transaction will close or if it does, whether Camden will sell the eBay stock it receives.
    Beginning in 2000, Camden invested in various e-commerce companies, including Rent.com, designed to add value to the multifamily rental experience. In 2001, the Company recorded an impairment provision for the full balance of all of its e-commerce investments as a response to the then current e-commerce environment. Since that time, Camden has remained committed to many of the companies and technologies that comprised the original investments. As a result of this commitment, Camden believes that it has continued to benefit from both discounted service agreements and operational efficiencies.
    In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.
    Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 145 properties containing 52,008 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of three properties under development, the Company's portfolio will increase to 53,122 apartment homes in 148 properties.
    For additional information, please contact Camden's Investor Relations Department at 1-800-9Camden or 713/354-2787 or access our website at http://www.camdenliving.com.

    CONTACT: Camden Property Trust, Houston
             Kim Callahan, 800-922-6336 or 713-354-2787